Exhibit 4.7
First Amendment to Indenture
This First Amendment to Indenture is effective as of February 25, 2008 (this “Amendment”), between Quanex Corporation, a Delaware corporation, as issuer (the “Company”), and Union Bank of California, N.A., a national banking association, as trustee (the “Trustee”).
W I T N E S S E T H:
Whereas, the Company has heretofore entered into an Indenture, dated as of May 5, 2004 (as amended in accordance with its applicable provisions by supplements and amendments of general application, the “Indenture”), with the Trustee;
Whereas, all capitalized terms used and not otherwise defined herein shall have the meanings assigned in the Indenture;
Whereas, under the Indenture, the Company and the Trustee may amend or supplement the Indenture to cure any ambiguity, omission, defect or inconsistency without the consent of the Holders;
Whereas, the Company has entered into an Agreement and Plan of Merger, dated as of November 18, 2007, with Gerdau S.A., a corporation organized under the laws of the Federative Republic of Brazil (“Gerdau”), pursuant to which its wholly owned subsidiary, Gerdau Delaware, Inc., a Delaware corporation, will merge with and into the Company, with the Company being the surviving entity (the “Merger”);
Whereas, as a result of the Merger, the Company’s Common Stock will no longer trade on the New York Stock Exchange after the time of the Merger;
Whereas, if a Holder wishes to convert Securities with less than 20 Trading Days remaining prior to the last day on which the Common Stock trades, the Indenture currently does not provide a method for determining the Cash Settlement Averaging Period;
Whereas, the Company proposes to cure such omission under the Indenture with this Amendment;
Now, Therefore, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Section 6.13(d) of the Indenture is amended and restated in its entirety as follows:
(d)(i) If any Trading Day during a Cash Settlement Averaging Period is not an Undisrupted Trading Day, then determination of the price for that day shall be delayed until the next Undisrupted Trading Day and such day shall not count as one of the 20 Trading Days that constitute the Cash Settlement Averaging Period. If this results in the Cash Settlement Averaging Period extending beyond the eighth Trading Day after the last of the original 20 Trading Days in the Cash Settlement Averaging Period, then the Company shall determine all prices for all delayed and undetermined prices on that eighth Trading Day based on its good faith estimate of the value of the Common Stock on that date. In the event that any Trading Day during the Cash Settlement Averaging Period beginning on the date that is the 23rd Trading Day prior to the Final Maturity Date is not an Undisrupted Trading Day, settlement will occur after the Final Maturity Date.
(ii) In the event that the Common Stock stops trading during the 20 Trading Days that constitute the Cash Settlement Averaging Period as a result of the merger of the Company, the Cash Settlement Averaging Period shall be the last 20 Trading Days on which the Common Stock trades. In this circumstance, settlement in cash or a combination of cash and Common Stock shall occur on the third Business Day following the final Trading Day of such Cash Settlement Averaging Period. If any Trading Day during such Cash Settlement Averaging Period is not an Undisrupted Trading Day, such day shall not count as one of the last 20 Trading Days for the purposes of determining such Cash Settlement Averaging Period.
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IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the day and year first written above.
SIGNATURES

COMPANY: Quanex Corporation
By:	/s/ John J. Mannion
	Name:	John J. Mannion
	Title:	Vice President – Treasurer

TRUSTEE: Union Bank of California, N.A.
By:	/s/ Hans Helley
	Name:	Hans Helley
	Title:	Vice President